551 Main Street Johnstown, PA 15901 Toll Free: (800) 372-7368 Tel: (814) 361-3860 Fax: (814) 361-3861 www.eparent.com

August 1, 2006

Mr. Joseph M. Valenzano Jr.

President and CEO

EP Global Communications Inc.

551 Main Street

Johnstown, PA 15901

Re:

Resignation as Chief Operating Officer

Dear Joe:

In concert with our earlier discussions please consider this as my resignation effective today August 1, 2006 as the Chief Operating Officer of EP Global Communications.

Per our mutual agreement I will continue as a consultant to the Company on specific projects outlined by you.

Sincerely,

Robert J. Salluzzo